Exhibit 5.1

[Letterhead of Hogan Lovells US LLP]

February 24, 2011

Board of Directors

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Ladies and Gentlemen:

We are acting as counsel to Lockheed Martin Corporation, a Maryland corporation (the “Company”), in connection with its registration statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and relating to the proposed offering of $728,191,000 in aggregate principal amount of the Company’s 5.72% Notes due 2040, Series B (the “New Notes”) in exchange for up to $728,191,000 in aggregate principal amount of the Company’s 5.72% Notes due 2040 outstanding as of the date hereof (the “Old Notes”). The Old Notes were issued, and the New Notes will be issued, pursuant to an indenture dated as of May 25, 2010 (the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

To the extent that the obligations of the Company under the Indenture and the New Notes may depend upon such matters, we have assumed for purposes of the opinion expressed below that: (i) the Trustee is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee is duly qualified to engage in the activities contemplated by the Indenture; (iii) the Indenture has been duly authorized, executed, and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; (iv) the Trustee is in compliance with all applicable laws and regulations with respect to acting as a trustee under the Indenture; and (v) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

This opinion letter is based as to matters of law solely on the provisions of the laws of the State of Maryland. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

Board of Directors

February 24, 2011

Based upon, subject to and limited by the assumptions, qualifications, exceptions and limitations set forth in this opinion letter, we are of the opinion that following (i) the effectiveness of the Registration Statement, (ii) the due execution, issuance and delivery of the New Notes by the Company against the surrender and cancellation of like principal amount of the Old Notes in the manner described in the Registration Statement, and (iii) the due authentication of the New Notes by the Trustee pursuant to the terms of the Indenture, the New Notes will constitute valid and binding obligations of the Company.

In addition to the assumptions, qualifications, exceptions and limitations set forth elsewhere in this opinion letter, our opinions expressed above are also subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP